Exhibit 99.1

BEACON APPOINTS SAMUEL M. GUZMAN, JR.

AS VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

HERNDON, Va.—(BUSINESS WIRE)—August 12, 2020—Beacon (Nasdaq: BECN) (the “Company”) announced today that Samuel M. Guzman, Jr. was appointed its Vice President and Chief Accounting Officer, effective immediately. Mr. Guzman assumes leadership of Beacon’s accounting organization and will oversee all the Company’s accounting operations. Thomas D. Schmitz, who served as the Company’s Interim Chief Accounting Officer, will remain with the Company in a senior financial role.

Mr. Guzman comes to Beacon from Liquidity Services, Inc., a publicly traded global solutions provider in the asset management and supply chain sector, where he served as the Vice President and Chief Accounting Officer since June 2018. From August 2016 to June 2018, Mr. Guzman was the Senior Director – Assistant Corporate Controller for Orbital ATK, a global leader in aerospace and defense technologies. Prior to that, he served as the Senior Associate – Assistant Corporate Controller of Booz Allen Hamilton, a global consulting firm. Earlier in his career, he held positions of increasing responsibility at Deloitte & Touche and the Public Company Accounting Oversight Board. He is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Virginia Commonwealth University.

“We’re delighted to welcome Sam to the Beacon team,” said Frank Lonegro, Executive Vice President and CFO of Beacon. “His extensive, multi-faceted background will benefit us greatly as we leverage Beacon’s organic growth, digital platform and operational improvement strategies to drive shareholder value”

Mr. Guzman added: “I’m very excited to join Beacon, a respected leader in the building products industry. I look forward to helping the Company deliver on its strategic goals and working with the team to continue building a best-in-class accounting organization.”

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2019 and Form 10-Q for the quarter ended June 30, 2020. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of residential and commercial building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 110,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

CONTACT:

Jennifer Lewis, VP Communications & CSR

Jennifer.lewis@becn.com

571-752-1048